Exhibit 99.1

DURECT Announces the Initiation of Sufentanil Patch Phase II Study by Endo Pharmaceuticals

CUPERTINO, CA, June 27, 2007/ PRNewswire-First Call via COMTEX/ — DURECT Corporation (Nasdaq: DRRX) announced today that Endo Pharmaceuticals Inc. (Nasdaq: ENDP) has commenced its Phase II clinical program designed to evaluate the conversion of patients being treated with various opioids to sufentanil patches utilizing DURECT’s TRANSDUR™ technology. DURECT had previously announced positive results from an initial Phase II clinical study conducted by DURECT utilizing patches made by DURECT; that earlier study was an open label study designed to evaluate the transition of chronic pain patients from Duragesic® (transdermal fentanyl patch) to the sufentanil patch.

“This is an important step forward for this program. Because the sufentanil patch is designed for once-a-week dosing, we believe it will provide meaningful patient benefits if approved,” stated James Brown, President and CEO of DURECT Corporation.

DURECT’s proprietary sufentanil patch is intended to provide extended chronic pain relief for up to seven days from a single application, as compared to the three days of relief provided with currently available opioid patches. DURECT anticipates that the small size of the sufentanil patch, potentially as small as 1/5th the size of currently marketed transdermal fentanyl patches for a therapeutically equivalent dose, may offer improved convenience and compliance for patients.

In March 2005, DURECT entered into an agreement granting Endo exclusive rights to develop, market and commercialize the sufentanil patch in the U.S. and Canada.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company developing pharmaceutical systems based on its proprietary drug delivery platform technologies. The Company currently has a number of late-stage pharmaceutical products in development addressing large markets in pain management, with a number of research programs underway targeting chronic disease and other therapeutic areas. For more information, please visit www.durect.com.

Forward-Looking Statement

The statements in this press release regarding the sufentanil patch, its potential performance and attributes, and future development plans for the sufentanil patch are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Endo and our abilities to design, enroll, conduct and complete clinical trials, obtain successful results from such clinical trials, complete the design, development, and manufacturing process development of the sufentanil patch, obtain regulatory and manufacturing approvals from regulatory agencies, and manufacture and commercialize the sufentanil patch, as well as marketplace acceptance of the sufentanil patch. Further information regarding these and other risks is included in DURECT’s Form 10-Q dated May 9, 2007 under the heading “Risk Factors.”

NOTE: TRANSDUR™ is a trademark of DURECT Corporation. DURECT’s sufentanil patch is under development and has not been submitted or approved for commercialization by the US Food and Drug Administration or other health authorities.

SOURCE DURECT Corporation

CONTACT:

Matthew J. Hogan, Chief Financial Officer, DURECT Corporation, 408-777-4936

Media Contact:

Feinstein Kean Healthcare

Jeremiah Hall, Senior Vice President, 415 677-2700, jeremiah.hall@fkh